Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (i) the incorporation by reference therein of our report dated March 28, 2014 with respect to the consolidated financial statements of Tonix Pharmaceuticals Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission in the Registration Statement (Form S-3) and related Prospectus of Tonix Pharmaceuticals Holding Corp. for the registration of common stock having an aggregate initial offering price not exceeding $1,304,350 and (ii) the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), as amended (filed No. 333-192541) and related prospectus of Tonix Pharmaceuticals Holding Corp. incorporated herein by reference.

/s/ EISNERAMPER LLP

New York, New York

July 10, 2014